POWER OF ATTORNEY AND CONFIRMING STATEMENT This Power of Attorney and Confirming Statement (this “Statement”) confirms that the undersigned has authorized and designated each of Harvey Schwartz, Jeffrey Ferguson, and Anne Frederick to execute and file on the undersigned’s behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned’s ownership of or transactions in securities of The Carlyle Group Inc. (the “Company”). The authority of Harvey Schwartz, Jeffrey Ferguson, and Anne Frederick under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to his ownership of or transactions in securities of The Carlyle Group Inc., unless earlier revoked in writing. The undersigned acknowledges that Harvey Schwartz, Jeffrey Ferguson, and Anne Frederick are not assuming any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934, as amended. In witness whereof, this Statement is signed and dated as of the date set forth below. Date: December 16, 2025 By: /s/ Justin Plouffe Name: Justin Plouffe